Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, President

Universal Safety Products, Inc.

410-363-3000, Ext. 224

Universal Safety Products, Inc.

Announces Notice of Noncompliance with NYSE American Continued Listing Standards due to delayed filing of Form 10-K

OWINGS MILLS, MD. July 21, 2025 - Universal Safety Products, Inc. (NYSE American: UUU) announced today that on July 16, 2025, the Company received a letter from NYSE Regulation stating that the Company is not in compliance with the continued listing standards of NYSE American LLC (the “Exchange”) due to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended March 31, 2025 with the Securities and Exchange Commission (the “SEC”). The letter also states that the Company’s failure to timely file the Form 10-K subjects the Company to the procedures and requirements set forth in Section 1007 of the NYSE American Company Guide (the “Company Guide”). The receipt of the letter from NYSE Regulation has no immediate effect on the listing or trading of the Company’s common stock on the Exchange.

NYSE Regulation informed the Company that, under Exchange rules, the Company has six months from the Form 10-K filing due date of July 15, 2025, to regain compliance with the Exchange listing standards by filing the Form 10-K with the SEC. NYSE Regulation further noted that, if the Company fails to file the Form 10-K within the six-month period, the Exchange may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the Company’s specific circumstances. The NYSE Regulation letter also notes that the Exchange may nevertheless commence suspension and delisting proceedings at any time if it deems that the circumstances warrant.

The Company currently expects to file the Form 10-K within the six-month period granted by the NYSE Regulation letter; however, there can be no assurance that the Form 10-K will be filed within such period.

UNIVERSAL SAFETY PRODUCTS, INC. is a U.S.-based importer and distributor of home safety devices such as ventilation fans and ground fault circuit interrupters.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

11407 CRONHILL DRIVE, SUITE A • OWINGS MILLS, MARYLAND 21117, USA • (410) 363-3000